Exhibit 99.(d)(12)

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

Effective as of October 5, 2021

WisdomTree Managed Futures Strategy Fund

WisdomTree CBOE S&P 500 PutWrite Strategy Fund

WisdomTree Enhanced Commodity Strategy Fund

WisdomTree Target Range Fund